Exhibit 10.19

OPTION AWARD AGREEMENT

ALIGNMENT HEALTHCARE, INC. 2021 EQUITY INCENTIVE PLAN

Alignment Healthcare, Inc. (the “Company”) grants to the Participant named below (“you”) [an Incentive/a Nonstatutory] Stock Option to purchase the number of Shares set forth below (the “Option”), under this Option Award Agreement (“Agreement”).

Governing Plan:	Alignment Healthcare, Inc. 2021 Equity Incentive Plan

Defined Terms:	As set forth in the Plan, unless otherwise defined in this Agreement

Participant:	[Name]

Type of Option:	[Incentive/Nonstatutory] Stock Option

Grant Date:	[Date]

Number of Shares Purchasable:	[●]

Exercise Price per Share:	$[●], which is the Fair Market Value as of the Grant Date

Original Expiration Date:	[●] years from the Grant Date

Exercisability:	The Option will become exercisable as follows, as long as you do not have a Separation from Service before the applicable [date/event]:

	[Date/Event]	% of Option Exercisable *
	[—]	[●]%

* Any resultant fractional Options will not become exercisable and will instead be subject to the next applicable [date/event].

Exercise after Separation from Service:

Separation from Service for any reason other than Disability, death, or Cause: any unexercisable portion of the Option expires immediately and any exercisable portion remains exercisable for [●] after your Separation from Service for any reason other than Disability, death, or Cause.

Separation from Service due to Disability or death: any unexercisable portion of the Option expires immediately and any exercisable portion remains exercisable for [●] after your Separation from Service due to your Disability or death.

Separation from Service for Cause: the entire Option, including any exercisable and unexercisable portion, expires immediately upon your Separation from Service for Cause.

Notwithstanding anything else in this Agreement, the Option may not be exercised after the latest Original Expiration Date set forth above.

OPTION TERMS

1.	Grant of Option.

(a)	The Option is subject to the terms of the Plan. The terms of the Plan are incorporated into this Agreement by this reference.

(b)

You must accept the terms of this Agreement within 10 business days after the Agreement is presented to you for review by returning a signed copy of this Agreement to the Company in accordance with such procedures as the Company may establish. You may not exercise any portion of the Option before you have accepted the terms of this Agreement. The Committee may unilaterally cancel and forfeit all or a portion of the Option if you do not timely accept the terms of this Agreement.

(c)

If designated above as an Incentive Stock Option, the Option is intended to qualify as an Incentive Stock Option. To the extent the Option fails to meet the requirements of an Incentive Stock Option or is not designated as an Incentive Stock Option, the Option will be a Nonstatutory Stock Option.

2.	Exercise of Option.

(a)

Right to Exercise. The Option will be exercisable in accordance with the terms provided in the table above, and all the rest of the terms of this Agreement. The Option, to the extent exercisable, may be exercised in whole or in part. No Shares will be issued upon the exercise of the Option unless the issuance and exercise comply with all Applicable Laws. For income tax purposes, Shares will be considered transferred to you on the date you properly exercise the Option. Until you have properly exercised the Option and Shares have been delivered, you will not have any rights as a Stockholder for those Shares.

(b)

Method of Exercise and Payment. You may exercise the Option by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”). The Exercise Notice must state your election to exercise the Option, the number of Option Shares that are being purchased, and any other representations and agreements that may be required by the Company. Together with the Exercise Notice, you must tender payment of the aggregate Exercise Price for all Shares exercised and all applicable withholding and other taxes. The Option will be deemed to be exercised upon receipt by the Company of a fully executed Exercise Notice and payment of the aggregate Exercise Price and all applicable withholding and other taxes.

3.

Method of Payment. If you elect to exercise the Option, you must pay the aggregate Exercise Price, as well as any applicable withholding or other taxes, in accordance with any of the payment methods set forth in Section 6.4(d) of the Plan (or any successor sections).

4.	Restrictions on Exercise.

(a)

You may not exercise the Option (i) if it is an Incentive Stock Option and the Plan has not been approved by the Stockholders or (ii) if the issuance of Shares upon exercise or the method of payment for those Shares would constitute a violation of any Applicable Law or Company policy.

(b)	Any issuance of Shares under the Option may be effected on a non-certificated basis, to the extent not prohibited by Applicable Law.

(c)	If a certificate for Shares is delivered to you under the Option, the certificate may bear the following or a similar legend as determined by the Company:

The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms (including forfeiture) of the Alignment Healthcare, Inc. 2021 Equity Incentive Plan and an option award agreement entered into between the registered owner and Alignment Healthcare, Inc. Copies of such plan and agreement are on file in the executive offices of Alignment Healthcare, Inc.

In addition, any stock certificates for Shares will be subject to any stop-transfer orders and other restrictions as the Company may deem advisable under Applicable Law, and the Company may cause a legend or legends to be placed on any certificates to make appropriate reference to these restrictions. Unless otherwise determined by the Board, any shares of Common Stock acquired in respect of the Option will be subject to the lock-up restrictions as set forth in Section 13.20 of the Plan (and any successor terms).

5.

Qualifying Termination. Notwithstanding anything contained herein or in the Plan to the contrary, if you incur a Separation from Service due to a Qualifying Termination, then 100% of the Option (to the extent not previously vested) shall vest on the date of such Qualifying Termination. “Qualifying Termination” shall mean your Separation from Service due to a termination by the Company without Cause (other than as a result of death or Disability) or a resignation by you for Good Reason (as defined on Exhibit A attached hereto), in each case, on or following a Change in Control.

6.	Transferability. You may not transfer the Option in any manner other than by will or by the laws of descent and distribution and the Option may be exercised during your lifetime only by you.

7.	Term of Option. You may not exercise the Option after it expires and you may only exercise the Option in accordance with this Agreement.

8.

Taxes. Regardless of any action the Company may take that is related to any or all income tax, payroll tax, or other tax-related withholding under the Plan (“Tax-Related Items”), the ultimate liability for all Tax-Related Items owed by you is and will remain your responsibility. The Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items and (b) does not commit to structure the terms of the Award to reduce or eliminate your liability for Tax-Related Items. You will be required to meet any applicable tax withholding obligation in accordance with the tax withholding terms of Section 13.5 of the Plan (and any successor terms). The Option is intended to be exempt from Section 409A, and this Agreement will be administered and interpreted consistently with that intent and with the terms of Section 13.16 of the Plan (and any successor terms). If you make any disposition of Shares delivered under an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), you must notify the Company of that disposition within 10 days.

9.	Adjustment. Upon any event described in Section 4.2 of the Plan (or any successor section) occurring after the Grant Date, the adjustment terms of that section will apply to the Option.

10.

Bound by Plan and Committee Decisions. By accepting the Option, you acknowledge that you have received a copy of the Plan and have had an opportunity to review the Plan, and you agree to be bound by all of the terms of the Plan. If there is any conflict between this Agreement and the Plan, the Plan will control. The authority to manage and control the operation and administration of this Agreement and the Plan is vested in the Committee. The Committee has all powers under this Agreement that it has under the Plan. Any interpretation of this Agreement or the Plan by the Committee and any decision made by the Committee related to the Agreement or the Plan will be final and binding on all Persons.

11.

Regulatory and Other Limitations. Notwithstanding anything else in this Agreement, the Committee may impose conditions, restrictions, and limitations on the issuance of Shares under the Option unless and until the Committee determines that the issuance complies with (a) all registration requirements under the Securities Act, (b) all listing requirements of any securities exchange or similar entity on which the Shares are listed, (c) all Company policies and administrative rules, and (d) all Applicable Laws.

12.	Miscellaneous.

(a)

Notices. Any notice that may be required or permitted under this Agreement must be in writing and may be delivered personally, by intraoffice mail, or by electronic mail or via a postal service (postage prepaid) to the electronic mail or postal address and directed to the person as the receiving party may designate in writing.

(b)	Waiver. The waiver by any party to this Agreement of a breach of any term of the Agreement will not operate or be construed as a waiver of any other or subsequent breach.

(c)

Entire Agreement. This Agreement and the Plan constitute the entire agreement between you and the Company for the Option. Any prior agreement, commitment, or negotiation related to the Option is superseded.

(d)

Binding Effect; Successors. The obligations and rights of the Company under this Agreement will be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. Your obligations and rights under this Agreement will be binding upon and inure to your benefit and the benefit of your beneficiaries, executors, administrators, heirs, and successors.

(e)

Governing Law; Jurisdiction; Waiver of Jury Trial. You acknowledge and expressly agree to the governing law terms of Section 13.9 of the Plan (and any successor terms) and the jurisdiction and waiver of jury trial terms of Section 13.10 of the Plan (and any successor terms).

(f)	Amendment. This Agreement may be amended at any time by the Committee, except that no amendment may, without your consent, materially impair your rights under the Option.

(g)

Severability. The invalidity or unenforceability of any term of the Plan or this Agreement will not affect the validity or enforceability of any other term of the Plan or this Agreement, and each other term of the Plan and this Agreement will be severable and enforceable to the extent permitted by Applicable Law.

(h)

No Rights to Service; No Impact on Other Benefits. Nothing in this Agreement will be construed as giving you any right to be retained in any position with the Company or its Affiliates. Nothing in this Agreement will interfere with or restrict the rights of the Company or its Affiliates—which are expressly reserved—to remove, terminate, or discharge you at any time for any reason whatsoever or for no reason, subject to the Company’s certificate of incorporation, bylaws, and other similar governing documents and Applicable Law. Any value under the Option is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit. The grant of the Option does not create any right to receive any future awards.

(i)

Further Assurances. You must, upon request of the Company, do all acts and execute, deliver, and perform all additional documents, instruments, and agreements that may be reasonably required by the Company to implement this Agreement.

(j)

Clawback. All awards, amounts, and benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy or any Applicable Law related to such actions, as may be in effect from time to time. You acknowledge and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to you, whether adopted before or after the Grant Date (including the clawback terms contained in Section 13.21 of the Plan as of the Grant Date (and any successor terms)), and any term of Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

(k)

Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan by electronic means. You consent to receive those documents by electronic delivery and to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.

Your Representations. You represent to the Company that you have read and fully understand this Agreement and the Plan and that your decision to participate in the Plan is completely voluntary. You also acknowledge that you are relying solely on your own advisors regarding the tax consequences of the Option.

By signing below, you are agreeing that your electronic signature is the legal equivalent of a manual signature on this Agreement and you are agreeing to all of the terms of this Agreement, as of the Grant Date.

Participant Signature:

Exhibit A

For the Chief Executive Officer of the Company only:

“Good Reason” for termination of employment for purposes of this Agreement shall mean the occurrence of any of the following events without your express written consent: (i) a reduction in your annual base salary or annual target bonus opportunity; (ii) a diminution in your status, authority, title, duties or responsibilities (including a change which results in the Company no longer being a publicly traded entity or you no longer being the Chief Executive Officer of a publicly traded entity) or (iii) a failure of the Company’s successor to assume and perform this Agreement as contemplated hereof; provided that any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice within sixty (60) days following your initial awareness of the occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s) and your intent to terminate for Good Reason; (2) the Company fails to remedy such condition(s) to your satisfaction within thirty (30) days following receipt of the written notice (such 30 period, as applicable, the “Cure Period”); and (3) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

For certain other Senior Executives of the Company:

“Good Reason” for termination of employment for purposes of this Agreement shall mean a reduction in your annual base salary or annual target bonus opportunity (“reduction in compensation”) without your express written consent; provided that any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice within thirty (30) days following your initial awareness of the occurrence of the reduction in compensation that you believe constitutes Good Reason, which notice shall describe such reduction and your intent to terminate for Good Reason; (2) the Company fails to remedy such reduction in compensation to your satisfaction within thirty (30) days following receipt of the written notice (such 30 period, as applicable, the “Cure Period”); and (3) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

A-1